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PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 5, 1998)

$3,021,290,000
SLM Student Loan Trust 1998-2

$1,678,480,000 Floating Rate Class A-1 Student Loan-Backed Notes
$1,237,060,000 Floating Rate Class A-2 Student Loan-Backed Notes
$105,750,000 Floating Rate Student Loan-Backed Certificates

SLM Funding Corporation
Seller

Sallie Mae Servicing Corporation
Servicer

The SLM Student Loan Trust 1998-2 (the "Trust") will issue $1,678,480,000 aggregate principal amount of Floating Rate
Class A-1 Student Loan-Backed Notes (the "Class A-1 Notes"), $1,237,060,000 aggregate principal amount of Floating
Rate Class A-2 Student Loan-Backed Notes (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes")
and $105,750,000 aggregate balance of Floating Rate Student Loan-Backed Certificates (the "Certificates").

The assets of the Trust will include a pool of student loans purchased by Chase Manhattan Bank Delaware, as eligible lender trustee on behalf of the Trust (the "Eligible Lender Trustee"), from SLM Funding Corporation (the "Seller") (such loans, the "Trust Student Loans"), collections and other payments with respect to

(Continued on following page)

THE CERTIFICATES REPRESENT UNDIVIDED BENEFICIAL INTERESTS IN, AND THE NOTES
REPRESENT OBLIGATIONS OF, THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR
OBLIGATIONS OF, AND ARE NOT GUARANTEED OR INSURED BY, THE SELLER, STUDENT
LOAN MARKETING ASSOCIATION, THE SERVICER OR ANY AFFILIATE THEREOF OR BY
THE UNITED STATES OF AMERICA OR ANY GOVERNMENTAL AGENCY. PROSPECTIVE
INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK
FACTORS" ON PAGE S-16 HEREIN AND ON PAGE 13 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Initial Public Offering Price(1)	Underwriting Discount	Proceeds To The Seller(1)(2)
Per Class A-1 Note	100.00%	.225%	99.775%
Per Class A-2 Note	100.00%	.275%	99.725%
Per Certificate	100.00%	.350%	99.650%
Total	$3,021,290,000	$7,548,620	$3,013,741,380

(1)
Plus accrued interest, if any, or return, if any, from June 18, 1998.
(2)
Before deducting estimated expenses of $1,545,000 payable by the Seller.

        The Notes and the Certificates offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes and Certificates will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about June 18, 1998 against payment therefor in immediately available funds and, in the case of the Notes, also Cedel Bank, societe anonyme, and the Euroclear System.

MORGAN STANLEY DEAN WITTER
                EDUCATION SECURITIES, INC.
                        GOLDMAN, SACHS & CO.
                                J.P. MORGAN & CO.
                                        LEHMAN BROTHERS
                                                 MERRILL LYNCH & CO.
                                                         SALOMON SMITH BARNEY

The date of this Prospectus Supplement is June 10, 1998.

Purpose of this Filing

        SLM Funding LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on June 12, 1998 and can be found at Link to http://www.sec.gov/Archives/edgar/data/949114/0000928385-98-001232.txt. The orginal Prospectus Supplement, as amended, is incorporated herein by reference.

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